UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported): March 13, 2006
PEDIATRIX MEDICAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	001-12111	65-0271219

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1301 Concord Terrace
Sunrise, Florida 33323

(Address of principal executive office)
Registrant’s telephone number, including area code (954) 384-0175
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 13, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Pediatrix Medical Group, Inc. (“Pediatrix” or the “Company), adopted specific performance criteria for the determination of 2006 cash bonuses (the “2006 Cash Bonuses”) for Pediatrix’s executive officers pursuant to Pediatrix’s 2004 Incentive Compensation Plan (the “Plan”). Pursuant to these criteria, Pediatrix’s executive officers are eligible to receive 2006 Cash Bonuses based on certain pre-established GAAP operating income targets for 2006.
     Pursuant to the requirements of Pediatrix’s employment agreements with its executive officers, on March 13, 2006 the Compensation Committee conducted its annual review of Pediatrix’s executive officers’ salaries and, based on the advice of a compensation consultant, determined to increase the salaries of Roger J. Medel, the Company’s Chief Executive Officer, Joseph M. Calabro, the Company’s President and Chief Operating Officer, Karl B. Wagner, the Company’s Chief Financial Officer and Treasurer and Thomas W. Hawkins, the Company’s Senior Vice President, General Counsel and Secretary, to $800,000, $515,000, $430,000, and $400,000, respectively, in order to maintain those executives’ salaries competitive with the salaries paid by Pediatrix’s peers.
     On March 15, 2006, Pediatrix paid Roger J. Medel, the Company’s Chief Executive Officer, Joseph M. Calabro, the Company’s President and Chief Operating Officer, Karl B. Wagner, the Company’s Chief Financial Officer and Treasurer and Thomas W. Hawkins, the Company’s Senior Vice President, General Counsel and Secretary, cash bonuses in the amount of $715,500, $477,000, $397,500, and $371,000, respectively, for 2005. The Compensation Committee approved these discretionary bonuses under the Plan based upon Pediatrix’s 2005 income from operations over its 2004 income from operations after adding back the previously disclosed charge related to the Company’s Medicaid and TRICARE investigation and expenses recognized for equity based compensation. The Compensation Committee determined that the executive officers’ performance should be measured without regard to the effect of the charge related to the Medicaid and TRICARE investigation due to the nature of this charge and to the fact that it was unrelated to the 2005 operating performance of Pediatrix and instead related to periods of more than six years ago.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRIX MEDICAL GROUP, INC.
Date: March 17, 2006	By:	/s/ Karl B. Wagner
		Name:	Karl B. Wagner
		Title:	Chief Financial Officer

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